As filed with the Securities and Exchange Commission on February 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Albireo Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-0136863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Post Office Square, Suite 1000, Boston, Massachusetts	02109
(Address of principal executive offices)	(Zip code)

Albireo Pharma, Inc. 2020 Inducement Equity Incentive Plan

(Full title of the plan)

Jason G. Duncan

Chief Legal Officer, General Counsel and Secretary

Albireo Pharma, Inc.

10 Post Office Square, Suite 1000

Boston, Massachusetts 02109

(857) 254-5555

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Megan N. Gates, Esq. John P. Condon, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 (617) 542-6000 Facsimile: (617) 542-2241

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share	300,000 shares	$36.86 to $37.36	(2)	$11,159,500	(2)	$1,217.50

(1)	The number of shares of common stock, par value $0.01 per share (“Common Stock”), of Albireo Pharma, Inc. (the “Registrant”) stated above consists of 300,000 shares reserved for issuance under the Registrant’s 2020 Inducement Equity Incentive Plan (the “Plan”). The maximum number of shares which may be sold upon the exercise of such options or issuance of stock-based awards granted under the Plan is subject to adjustment in accordance with certain antidilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such antidilution and other provisions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares (a) issuable upon the exercise of outstanding options granted under the Plan are based upon the weighted-average exercise price of such outstanding options and (b) reserved for future grant or issuance under the Plan are based on the average of the high and the low price of the Registrant’s Common Stock as reported on The Nasdaq Capital Market as of a date (February 22, 2021) within five business days prior to filing this Registration Statement. The chart below details the calculation of the registration fee:

Securities	Number of Shares	Offering Price Per Share (2)		Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the Plan	97,000	$36.86(2)	(a)	$3,575,420
Shares reserved for future grant under the Plan	203,000	$37.36(2)	(b)	$7,584,080
Proposed maximum aggregate offering price	300,000			$11,159,500
Registration fee				$1,217.50

EXPLANATORY NOTE

This Registration Statement registers 300,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) reserved for issuance under the Registrant’s 2020 Inducement Equity Incentive Plan (the “Plan”). In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 with respect to the Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on February 25, 2021;

(b) the Registrant’s Current Report on Form 8-K filed with the Commission on January 25, 2021; and

(c) the description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 8, 2007, including any amendment or report filed for the purpose of updating such description.

The SEC file number for each of the documents listed above is 001-33451.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant’s restated certificate of incorporation and its restated bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law, except that the Registrant is not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Registrant’s board of directors, (iii) the Registrant provides such indemnification, in its sole discretion, pursuant to the powers vested in the Registrant under the Delaware General Corporation Law or any other applicable law, or (iv) such indemnification is required to be made under the enforcement provisions of the Registrant’s restated bylaws.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Sixth of the Registrant’s restated certificate of incorporation eliminates the liability of a director to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director to the fullest extent under applicable law, which does not include liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided in its restated certificate of incorporation and its restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number

4.1.1	Restated Certificate of Incorporation, as amended, of the Registrant.		S-3 (Exhibit 4.1.1)	10/13/2017	333-220958

4.2	Amended and Restated Bylaws of the Registrant.		S-8 (Exhibit 4.2)	7/6/2007	333-144407

4.3	Form of common stock certificate.		10-K (Exhibit 4.1)	12/22/2016	001-33451

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of the securities being registered.	X

23.1	Consent of Ernst & Young LLP.	X

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).	X

24.1	Powers of Attorney (included on the signature page to this registration statement).	X

99.1	Albireo Pharma, Inc. 2020 Inducement Equity Incentive Plan.		10-Q (Exhibit 10.1)	11/5/2020	001-33451

99.2	Form of Stock Option Agreement under the Albireo Pharma, Inc. 2020 Inducement Equity Incentive Plan.		10-Q (Exhibit 10.2)	11/5/2020	001-33451

99.3	Form of Restricted Stock Unit Agreement under the Albireo Pharma, Inc. 2020 Inducement Equity Incentive Plan.		10-Q (Exhibit 10.3)	11/5/2020	001-33451

Item 9.    Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 25, 2021.

ALBIREO PHARMA, INC.

By:	/s/ Ronald H.W. Cooper
Ronald H.W. Cooper
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Albireo Pharma, Inc., hereby severally constitute and appoint Ronald H.W. Cooper, Simon N.R. Harford and Jason G. Duncan, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Albireo Pharma, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald H.W. Cooper	President, Chief Executive Officer and Director (principal executive officer)	February 25, 2021
Ronald H.W. Cooper

/s/ Simon N.R. Harford	Chief Financial Officer (principal financial officer and principal accounting officer)	February 25, 2021
Simon N.R. Harford

/s/ David Chiswell, Ph.D.	Chairman of the Board of Directors	February 25, 2021
David Chiswell, Ph.D.

/s/ Anne Klibanski, M.D.	Director	February 25, 2021
Anne Klibanski, M.D.

/s/ Michael Gutch, Ph.D.	Director	February 25, 2021
Michael Gutch, Ph.D.

/s/ Roger A. Jeffs, Ph.D.	Director	February 25, 2021
Roger A. Jeffs, Ph.D.

/s/ Stephanie S. Okey, M.S.	Director	February 25, 2021
Stephanie S. Okey, M.S.

/s/ Davey S. Scoon	Director	February 25, 2021
Davey S. Scoon